Exhibit 4.55

AMENDMENT TO LOAN AGREEMENT

AMENDMENT (“Amendment”) dated as of March 2, 2023 (the “Effective Date”) with respect to that certain (a) loan agreement dated September 7, 2015, as amended June 28, 2018 and August 15, 2022 and February 9, 2023 (approved February 19, 2023) (“Degania Loan Agreement”), by and between Degania A. Business Agricultural Cooperative Society 57-004305-9 and Degania A. Business Agricultural Cooperative Society 57-004305-9 (together, “Degania”) and Kamea - United Kibbutz Movement Ltd. (C.I.C.) Company number 51-147730-9 (“Lender”) and (b) loan agreement dated September 7, 2015 as amended June 28, 2018 and August 15, 2022. February 9, 2023 (approved February 19, 2023) (“Ketura Loan Agreement”, and together with the Degania Loan Agreement, and other documents related thereto, the “Loan Agreements”), by and between Energy Ketura Coop A/C, Israeli corporation number 57-005677-0 and Kibbutz Ketura no. 57-002269-9 (together. “Ketura”) and Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreements.

W I T N E S S E T H:

WHEREAS. Security Matters Ltd., Israeli company number 51-512577-I, a wholly owned subsidiary of Security Matters Limited. Israeli company number 626 192 998 (collectively, “SMX”) has requested that the Lender agree to amend the maturity date of the Loan Agreements, and the Lender is willing to do so, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Loan Agreement. The Loan Agreements are hereby amended so that any payment otherwise due or payable before March 31, 2024 (including but not limited to any interest payments), shall be due on March 31, 2024. The amendment to all such payment dates shall be notwithstanding anything to the contrary in the Loan Agreements and amends any document related to or referred in or contemplated by the Loan Agreements (including any security granted in relations thereto) (collectively, the “Related Transaction Documents”).

Section 2. Continuing Effect of Loan Agreements. SMX hereby ratifies, confirms, and reaffirms all and singular the terms and conditions of the Loan Agreements and the Related Transaction Documents, as amended and modified hereby. SMX and the Lender each hereby acknowledges and agrees that the Loan Agreements and the Related Transaction Documents shall continue to be and shall remain unchanged and in full force and effect in accordance with their respective terms, except as expressly amended and modified by this Amendment. Any terms or conditions contained in this Amendment shall control over any inconsistent terms or conditions in the Loan Agreements or any Related Transaction Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Effective Date.

SECURITY MATTERS LIMITED		SMX (Security Matters) PLC

By:	/s/ Haggai Alon	By:	/s/ Doron Afik
Name:	Haggai Alon	Name:	Doron Afik
Title:	Chief Executive Officer	Title:	Attorney

By:	/s/ Amir Bader
Name:	Amir Bader
Title:	Director